Exhibit 10.20

THRESHOLD PHARMACEUTICALS, INC.

CONSULTING AGREEMENT AND AMENDMENT TO STOCK VESTING AGREEMENT

This Consulting Agreement and Amendment to Stock Vesting Agreement (the “Agreement”) is entered into effective August 18, 2005, between Threshold Pharmaceuticals, Inc. (the “Company”) and George F. Tidmarsh, M.D., Ph.D. (“Tidmarsh”).

RECITALS

A. Tidmarsh is a founder of the Company and currently serves as the Company’s President and as a member of the Company’s Board of Directors.

B. Tidmarsh acquired the following shares of the Company’s Common Stock: (1) 151,800 shares acquired pursuant to a Founder Stock Purchase Agreement dated October 24, 2001 (the “Founder Shares”); (2) 517,369 shares acquired on April 20, 2004, upon exercise of an option granted on August 6, 2002 (the “August 2002 Shares”); (3) 318,780 shares acquired on April 20, 2004, upon exercise of an option granted on March 10, 2004 (the “March 2004 Shares”); and (4) 121,440 shares acquired on May 12, 2004, upon exercise of an option granted on May 12, 2004 (the “May 2004 Shares” and together with the Founder Shares, August 2002 Shares and March 2004 Shares, the “Shares”).

C. Tidmarsh and the Company have entered into a Stock Vesting Agreement dated December 23, 2004 (the “Stock Vesting Agreement”) providing for the acceleration of the vesting of certain Shares upon the involuntary termination of Tidmarsh’s employment or the termination of Tidmarsh’s employment without cause.

D. Tidmarsh and the Company have entered into a Change of Control Severance Agreement dated December 23, 2004 (the “Change of Control Severance Agreement”) providing for certain benefits to Tidmarsh in the event of a Change of Control (as defined therein).

E. The Company and Tidmarsh each acknowledge Tidmarsh’s contributions to the Company and desire to enter into this Agreement to provide for Tidmarsh’s continued relationship with the Company as a consultant on behalf of the Company upon his resignation as President.

Now therefore in consideration of the covenants set forth below, and for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Resignation as Employee. Tidmarsh hereby resigns his employment as President and as an employee of the Company, effective as of the date hereof. The parties agree and acknowledge that neither Tidmarsh’s resignation as President and as an employee nor any other provision of this Agreement constitutes an Involuntary Termination as defined in the Change of Control Severance Agreement. Tidmarsh’s resignation as President and as an employee does not affect his status as a member of the Board of Directors of the Company.

2. Amendment of Stock Vesting Agreement. Section 1 of the Stock Vesting Agreement is amended and restated in its entirety as follows:

“1. Acceleration of Vesting for Continued Service Through December 31, 2005. Notwithstanding anything to the contrary set forth in any of the Share Agreements,

(i) in the event that (a) Tidmarsh remains a consultant to the Company or Chairman of the Company’s Clinical Advisory Board until December 31, 2005, or (b) prior to December 31, 2005, Tidmarsh’s consulting agreement and service as Chairman of the Company’s Clinical Advisory Board are terminated other than for Cause as defined below then effective as of December 31, 2005 (or as of the date of termination with respect to (b) above), the Company’s repurchase right with respect to all of the Founder Shares, the August 2002 shares and the May 2004 Shares shall terminate in its entirety, and the Company shall no longer have any right to repurchase such shares.

(ii) after December 31, 2005, so long as Tidmarsh remains a consultant to the Company or Chairman of the Company’s Clinical Advisory Board, the Company’s repurchase right shall continue to lapse with respect to the March 2004 Shares according to the schedule set forth in the respective Share Agreement, provided that Continuous Service shall be deemed to include membership in good standing on the Company’s Scientific or Clinical Advisory Board, and provided further that, so long as any of the March 2004 Shares are subject to the Company’s repurchase right, in the event that Tidmarsh’s consulting agreement and service as Chairman of the Company’s Clinical Advisory Board are terminated other than for Cause as defined below, then the Company’s repurchase right with respect to all of the March 2004 shares shall terminate in its entirety, and the Company shall no longer have any right to repurchase such shares.

(iii) For the purposes of this Agreement, Cause shall mean (a) Tidmarsh’s gross negligence or willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of an applicable Company policy; (b) Tidmarsh’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (c) unauthorized use or disclosure by Tidmarsh of any proprietary information or trade secrets of the Company or any other party to whom the Tidmarsh owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (d) Tidmarsh’s willful breach of any of his obligations under any written agreement or covenant with the Company.”

3. Appointment as Consultant. Tidmarsh will serve as a consultant to the Company with the duties set forth in Exhibit A, commencing the day following the effective date of his resignation. He will report to the Company’s Chief Executive Officer. He shall perform the consulting services in a professional manner, in accordance with generally recognized commercial practices and standards. Effective January 1, 2006, as compensation for his services after January 1, 2006, Tidmarsh will be paid $2,500 per month, which shall include up to one full day per month of consulting at the Company’s request. All other services shall be as requested by the Company. Payment will be made by the Company subject to any applicable withholding taxes. In addition, the Company shall reimburse Tidmarsh for any reasonable, out-of-pocket expenses incurred by him in the performance of his consulting duties. The term of Tidmarsh’s consultancy shall mirror the term of his appointment to the Clinical Advisory Board unless otherwise agreed upon by the parties. Tidmarsh shall continue to be able to use his gtidmarsh@thresholdpharm.com email address while he is a consultant to the Company.

4. Appointment to Clinical Advisory Board. Tidmarsh is hereby appointed as Chairman of the Company’s Clinical Advisory Board and shall continue in such position until otherwise determined by the Company’s Chief Executive Officer, subject to Section 1 of the Stock Vesting Agreement as amended herein, and provided further that after December 31, 2005, if Tidmarsh’s consultancy and appointment as Chairman of the Company’s Clinical Advisory Board are terminated other than for Cause (as defined above in the amendment to Section 1 of the Stock Vesting Agreement) then the Company’s repurchase right with respect to the March Shares shall lapse in its entirety.

5. No Conflict. Tidmarsh represents that the execution and delivery of this Agreement by him and the performance by his duties hereunder do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or instrument to which Tidmarsh is a party or by which he may be bound.

6. Severance and Benefits. In consideration for the release of claims set forth below and other obligations under this Agreement and provided that this Agreement is signed by Tidmarsh and not revoked under Section 13 below, and further provided that Tidmarsh remains in full compliance with his obligations to the Company under this Agreement and the Proprietary Information and Inventions Assignment Agreement described in Section 9 below, the Company agrees to provide the following separation benefits to Tidmarsh:

6.1 The Company shall pay as severance to Tidmarsh his regular base salary until December 31, 2005 at the rate in effect as of his termination date, provided that at the Company’s discretion, this severance payment may be made in a lump sum payment following the effective date of Tidmarsh’s termination. Each severance payment shall be reduced by applicable tax withholding and shall be paid in accordance with the Company’s regular payroll schedule and practices. The first severance payment shall be made on the first regular payroll date following the effective date of Tidmarsh’s termination;

6.2 Tidmarsh shall continue to receive the Company’s standard medical and dental insurance benefits through August 31, 2005. After such date, Tidmarsh shall have the right to continue coverage for himself and his dependents under the Company’s medical insurance program as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Company shall provide all necessary COBRA documentation to Tidmarsh in a timely manner following the effective date of his termination. The Company will reimburse Tidmarsh for such continuation of coverage under COBRA, provided that Tidmarsh timely and accurately elects the coverage, until December 31, 2005.

6.3 Effective January 1, 2006, Tidmarsh will be eligible for cash compensation as a non-employee director of the Company, so long as he continues to serve as a member of the Board of Directors, pro rated for any partial periods of service as a non-employee director.

6.4 The Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit to Tidmarsh. As a consultant, Tidmarsh is not eligible for participation in any Company benefit plans.

7. Tax Matters.

7.1 Tidmarsh acknowledges that any payments made to him under this agreement will be reduced by any standard tax withholdings and deductions. Tidmarsh acknowledges that it is the intention of Company to deduct the compensation paid to Tidmarsh under this Agreement as an ordinary and necessary business expense for income tax purposes. Tidmarsh agrees and represents and warrants that, except as otherwise required in writing by the Internal Revenue Service (the “IRS”), (i) Tidmarsh will treat amounts paid for consulting services as ordinary income for income tax purposes, (ii) Tidmarsh will be responsible for all withholding obligations and pay on a timely basis all taxes due in respect of such payments, and (iii) except as otherwise required by the IRS, if Tidmarsh reports the receipt of such payments as other than ordinary income and/or fails to pay his taxes related thereto, Tidmarsh shall indemnify and hold the Company harmless from any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys’ fees and accounting fees, which are incurred by the Company as the result thereof.

7.2 Tidmarsh acknowledges that no representative or agent of the Company has provided him with any tax advice of any nature, and he has consulted with his own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

8. Release by Tidmarsh. Tidmarsh hereby releases and forever discharges the Company and its officers, directors, stockholders, agents, employees, representatives, attorneys, parents, subsidiaries, and successors (collectively, the “Company Released Parties”) from any and all claims, demands, liabilities, rights, actions, or causes of action, whether known or unknown, vested or contingent, in law, equity or otherwise, which Tidmarsh may have as of the date of this Agreement against the Company Released Parties, or any of them, including but not limited to any claim arising out of or relating to the above-described matters, Tidmarsh’s service to the Company as President, or under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, or any other federal, state or local law or ordinance. Tidmarsh further agrees that he is giving up any and all rights he may have to file a claim or complaint of any kind, known or unknown, against the Company Released parties and therefore specifically and freely waives any and all rights he may have under California Civil Code section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

9. Property of the Company. Concurrent with the execution of this Agreement, Tidmarsh shall execute a Proprietary Information and Inventions Agreement in substantially the form attached hereto as Exhibit B.

10. No Guarantee of Employment. This Agreement is not to be interpreted as a guarantee or contract of employment. Tidmarsh’s consultancy and appointment to the Company’s Clinical Advisory Board remain “at will” notwithstanding anything in this Agreement or any agreement between the parties hereto.

11. No Other Amendments. Except as expressly provided herein, the Stock Vesting Agreement, the Change of Control Severance Agreement, and the Employee Proprietary Information and Inventions Agreement shall remain in full force and effect according to their respective terms.

12. Assignment. Tidmarsh will not assign or delegate his responsibilities under this Agreement without the prior written consent of the Company’s Chief Executive Officer.

13. Legal Counsel. Tidmarsh has been advised of his right to consult an attorney before he signs this Agreement. Tidmarsh has been offered a 21-day period in which to consider whether to sign this Agreement. Tidmarsh has the right to revoke this Agreement within seven days of signing it.

14. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. The benefits and obligations of this Agreement will be binding on the executors, administrators, heirs, legal representatives, successors, and assigns of the parties. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

[Signature Page Follows]

The parties have executed this Agreement effective as of the first date written above.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ Harold E. Selick
Title:	Chief Executive Officer

/s/ George F. Tidmarsh
George F. Tidmarsh, M.D., Ph.D.

Exhibit A

As Chairman of the Company’s Clinical Advisory Board, Dr. Tidmarsh will coordinate his activities in that regard with the Company’s Chief Medical Officer, and in the event of a disagreement regarding activities shall defer to the decisions of the Company’s Chief Medical Officer. In his role of Consultant to the Company, Dr. Tidmarsh will answer questions from the Company as needed regarding various aspects of the Company’s business, including but not limited to potential business development opportunities and the Company’s clinical programs. He will refer all public relation inquiries/matters to the company’s Director of IR. For clarification, activities and work performed as a member of the Company’s Board of Directors shall not constitute services under this agreement.